EXHIBIT 99.10

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

(i)	In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, such party agrees to the joint filing, on behalf of each of them, of any Statements on Schedule 13D or Schedule 13G, as applicable (including any amendment, restatement, supplement and/or exhibit thereto), with the U.S. Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with such exchange), with regard to the securities of Harvest Natural Resources, Inc., and further agrees to the filing, furnishing and/or incorporating by reference of this agreement as an Exhibit to any such joint filings;

(ii)	Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them; and

(iii)	Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement supersedes and replaces all prior Joint Filing Agreements and understandings, both oral and written, entered into by the undersigned with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effecting as of the date set forth below.

Date: March 10, 2016	CT ENERGY HOLDING SRL

	By:	/s/ Oswaldo Cisneros Fajardo
Name: Oswaldo Cisneros Fajardo
Title: Authorized Person

Oswaldo Cisneros Fajardo

By:	/s/ Oswaldo Cisneros Fajardo
Name: Oswaldo Cisneros Fajardo